Exhibit 10.4
FIRST-CITIZENS BANK & TRUST COMPANY
MERGER PERFORMANCE PLAN
1.Background and Purpose.
1.1Purpose. The purpose of the First-Citizens Bank & Trust Company Merger Performance Plan (the “Plan”) is to motivate and reward eligible employees of First-Citizens Bank & Trust Company or an affiliate thereof (collectively, the “Company” unless the context otherwise requires) with significant involvement in merger integration work following the Company’s acquisition of another financial institution by making a portion of their annual cash compensation dependent on the achievement of conversion and financial milestones, as well as Company and individual performance.
1.2Effective Date. The Plan is effective as of January 1, 2022 (the “Effective Date”) and shall remain in effect until the date it is terminated pursuant to Section 8.5.
2.Definitions. The following terms shall have the following meanings:
2.1“Award” means an award granted pursuant to the Plan, which shall be earned contingent on the employment requirement set forth in Section 7.1 and the attainment of the Performance Goals with respect to a Performance Period, as determined by the Committee or its delegate pursuant to Section 6.1.
2.2“Base Salary” means the Participant’s annualized rate of base salary before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company-sponsored plans.
2.3“Board” means the Board of Directors of the Company, as constituted from time to time.
2.4“Bonus Target” means the target Award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary or, in certain circumstances, a fixed amount of cash.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder.
2.6“Committee” means the Compensation, Nominations and Governance Committee of the Board or a delegate thereof.
2.7 “Participant” means as to any Performance Period, the employees of the Company who are designated by the Committee to participate in the Plan for that Performance Period.
2.8 “Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more performance criteria as determined by the Committee, which performance criteria may apply to (a) business units, divisions, or the Company as a whole, which may include but shall not limited to successful completion of merger integration and achievement of financial and conversion milestones (“Company Performance Metrics”), (b) an individual Participant, which may include but shall not be limited to individual performance during the Performance Period relative to others in the business unit taking into consideration the level of difficulty of the individual’s objectives, the consistency of their actions with corporate values, the level of performance vs. objectives, past performance and future potential, and outside benchmark market data for similar positions (“Individual Performance Metrics”), or (c) a combination of Company Performance Metrics and Individual Performance Metrics. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Bonus Target will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
2.9“Performance Period” means the period for which performance is calculated, which shall be the Company’s fiscal year.
2.10“Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Performance Period and the denominator of which is the number of days in the Performance Period.
3.Plan Administration.
3.1Administration by the Committee. The Plan shall be administered by the Committee.
3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3Delegation by the Committee. The Committee, in its discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.
3.4Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.5Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Eligibility and Participation.

4.1Eligibility. Executive-level employees (Career Levels E1-E4) and other employees playing a key role in merger integration are eligible to participate in the Plan.
4.2Participation. The Committee, in its discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Committee as Participants with respect to a particular Performance Period may participate in the Plan for that Performance Period.
4.3New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award reflecting participation for a portion of the Performance Period in which the Participant was first eligible.
5.Terms of Awards.
5.1Determination of Bonus Targets. At the outset of each Performance Period, the Committee, in its discretion, shall establish the Bonus Target for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period. Where Performance Goals are based on both Company Performance Metrics and Individual Performance Metrics, the Committee may weight the importance of each by assigning a percentage to it.
5.2Adjustments. The Committee is authorized, in its discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period during the Performance Period as it deems desirable and appropriate.
6.Payment of Awards.
6.1Determination of Awards.
(a)Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved. If the employment requirement set forth in Section 7.1 and any minimum Performance Goals established by the Committee are not achieved, then no Award will be earned under this Plan.
(b)In determining the amount of each Award, the Committee may, in its discretion, reduce or eliminate the amount of an Award by applying negative discretion, including to an Award that would otherwise be earned and payable under the terms of the Plan.
(c)Other provisions of the Plan notwithstanding, the maximum amount that may be paid under the Plan to any one Participant in any fiscal year shall not exceed $5,000,000.
6.2Form and Timing of Payment. Except as otherwise provided herein, and subject to the employment requirement set forth in Section 7.1, as soon as practicable following the Committee’s determination pursuant to Section 6.1 for the applicable Performance Period, Awards will be paid in cash in a lump sum, less required withholding, with the last payroll in February of the year following the Performance Period.
6.3Forfeiture and Clawback Provisions. Awards paid to Participants shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, the Company’s Incentive Compensation Policy.
7.Termination of Employment.

7.1Employment Requirement. Except as otherwise provided in Section 7.2 or a Participant’s employment agreement with the Company, no Award may be earned by any Participant who is not actively employed by the Company and in good standing on the date Awards are paid.
7.2Termination of Employment and Leaves of Absence. If a Participant dies, retires, becomes disabled, is assigned to a different position, is granted a leave of absence, or if a Participant’s employment is otherwise terminated by the Company other than for cause during a Performance Period, a Pro-rated Award may, in the Committee’s discretion, be paid to the Participant or the Participant’s estate, as applicable, at the same time and in the same manner as Awards are paid to other Participants.
8.General Provisions.
8.1Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
8.2No Assignment. Unless the Committee determines otherwise, Awards and any other rights under the Plan may not be assigned, pledged, or transferred, except by will or the laws of descent and distribution.
8.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or alter the right of the Company to terminate the employment of any Participant.
8.4No Right to Award. Unless otherwise expressly set forth in a Participant’s employment agreement with the Company, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant, and participation in the Plan in one Performance Period shall not give rise to the right to participate in the Plan in any future Performance Period.
8.5Amendment or Termination of the Plan. The Board or the Committee may amend, suspend or terminate the Plan in whole or in part at any time. Notwithstanding the foregoing, except as otherwise provided in Section 6.1(b), no amendment shall adversely affect the rights of any Participant to Awards earned and payable prior to such amendment, suspension or termination without the Participant’s consent.
8.6Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
8.7Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of North Carolina, without regard to the principles of conflicts of laws.

8.8Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that is compliant with the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly. Any taxes arising under Section 409A of the Code shall be the sole responsibility of the Participant.
8.9Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
8.10Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
8.11Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
8.12Binding Effect. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon its successors and assigns.
This First-Citizens Bank & Trust Company Merger Performance Plan has been executed on behalf of the Company on the 5th day of May, 2022.
FIRST-CITIZENS BANK & TRUST COMPANY

By:

/s/ Frank B. Holding, Jr.
Frank B. Holding, Jr.
Chief Executive Officer
ATTEST:

/s/ Matt Martin
Matt Martin
Corporate Secretary

[Corporate Seal]

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